Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Orrstown Financial Services, Inc.

We consent to the incorporation by reference to previously filed Registration Statements (Form S-3 File No. 333-184166, Form S-3 File No. 333-164780, Form S-3 File No. 333-53405, Form S-8 File No. 333-33714, Form S-8 File No. 333-34504, Form S-8 File No. 333-33712, and Form S-8 File No. 333-174720) of Orrstown Financial Services, Inc. of our report dated March 5, 2013 on the financial statements and internal control over financial reporting for the year ended December 31, 2012, appearing in Item 8 of this Form 10-K of Orrstown Financial Services, Inc. for the year ended December 31, 2012.

/S/ Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania

March 5, 2013